UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

NIKOLA CORPORATION
(Name of Registrant as Specified in Its Charter)

M&M RESIDUAL, LLC TREVOR R. MILTON COLE CANNON DEREK JOHNSON HANS PETERSON PAUL SOUTHAM DAVE SPARKS
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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M&M Residual, LLC, a Nevada limited liability company (“M&M Residual”), together with the other participants named herein (collectively, the “Concerned Stockholders”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders of Nikola Corporation, a Delaware corporation (the “Company”).

On February 23, 2024, the description of the Badger Video (as defined in the DFAN filed by M&M Residual with the SEC on February 20, 2024) was updated to include the legend required under Rule 14a-12. A copy of the revised description is included below:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

M&M Residual, LLC, a Nevada limited liability company (“M&M Residual”), together with the other participants named herein (collectively, the “Concerned Stockholders”), intend to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees at the 2024 annual meeting of stockholders of Nikola Corporation, a Delaware corporation (the “Company”).

THE CONCERNED STOCKHOLDERS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be M&M Residual, Trevor R. Milton, Cole Cannon, Derek Johnson, Hans Peterson, Paul Southam, and Dave Sparks.

As of the date hereof, M&M Residual directly owns 51,047,726 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”). As of the date hereof, as the Manager of M&M Residual, Mr. Milton may be deemed to beneficially own the 51,047,726 shares of Common Stock directly owned by M&M Residual and Mr. Milton may be deemed to beneficially own the 1,250,000 shares of Common Stock directly owned by Mr. Milton’s spouse, constituting an aggregate of 52,297,726 shares of Common Stock. As of the date hereof, Mr. Peterson directly owns 71 shares of Common Stock. As of the date hereof, Mr. Sparks directly owns 164 shares of Common Stock. As of the date hereof, none of Messrs. Cannon, Johnson, or Southam own any shares of Common Stock.